UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                         SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                       (Amendment No.)


                FactSet Research Systems Inc.

                       (Name of Issuer)


                         Common Stock

                (Title of Class of Securities)


                          303075105
                        (CUSIP Number)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 303075105            13G             Page 2 of 5 pages
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  1  NAME OF REPORTING PERSON

     Charles J. Snyder

  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]

     N/A                                                      (b) [ ]

  3  SEC USE ONLY


  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

---------------------

                        5  SOLE VOTING POWER

      NUMBER OF            1,873,925
        SHARES
     BENEFICIALLY       6  SHARED VOTING POWER
       OWNED BY
         EACH              0
      REPORTING
     PERSON WITH        7  SOLE DISPOSITIVE POWER

                           1,873,925

                        8  SHARED DISPOSITIVE POWER

                           0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,873,925

  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19.48%

  12 TYPE OF REPORTING PERSON*

     IN
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                 * SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 303075105            13G             Page 3 of 5 pages
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Item 1(a).  Name of Issuer
FactSet Research Systems Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices
         One Greenwich Plaza
         Greenwich, CT 06830

Item 2(a).  Name of Person Filing
         Charles J. Snyder

Item 2(b).  Address of Principal Business Office
         One Greenwich Plaza
         Greenwich, CT 06830

Item 2(c).  Citizenship
         United States

Item 2(d).  Title of Class of Securities
         Common Stock

Item 2(e).  CUSIP Number
         303075105

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:
         N/A

Item 4.  Ownership

         (a)  Amount Beneficially Owned:
                  1,873,925
         (b)  Percent of Class:
                  19.48%
         (c)  Number of Shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                       1,873,925
              (ii) shared power to vote or to direct the vote:
                       0
              (iii) sole power to dispose of to direct the disposition of:
                       1,873,925
              (iv) shared power to dispose or to direct the disposition of:
                       0
Item 5.  Ownership of Five Percent or Less of a Class
         N/A



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Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8.  Identification and Classification of members of the Group
         N/A

Item 9.  Notice of Dissolution of Group
         N/A

Item 10.  Certification
         N/A



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CUSIP No. 303075105            13G             Page 5 of 5 pages
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                              SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                  by /s/ Charles J. Snyder
                                     --------------------------------
                                     Name:  Charles J. Snyder
                                     Title: President and Chief Technology
                                              Officer


Dated: